STATE STREET RESEARCH EQUITY TRUST

                    Amendment No. 2 dated May 1, 2000
                                    to
  First Amended and Restated Plan of Distribution Pursuant to Rule 12b-1
                            dated June 1, 1993

The current series of the above-referenced Trust affected by this Amendment include:

                           State Street Research Argo Fund
                           State Street Research Alpha Fund
                           State Street Research Global Resources Fund
                           State Street Research Athletes Fund

Section 2. MAXIMUM EXPENDITURES, first sentence, clause (i) is hereby revised in its entirety to read as follows:

     "(i) with respect to Class A Shares of each Initial Series, an annual rate of up to 15% of the average daily value of net assets represented by such Class A shares to finance sales or promotion expenses and an annual rate of .25% of the average daily value of net assets represented by such Class A shares to make payments for personal service and/or the maintenance of shareholder accounts,"

Section 3. PAYMENTS, last paragraph, is hereby amended to add the following at the end thereof:

     "The Distributor shall be entitled to reimbursement in any year for expenditures incurred by it in any prior year relating to Class A shares."

                               STATE STREET RESEARCH
                               EQUITY TRUST


                               By: /s/ Douglas A. Romich
                                   -------------------------
                                    Douglas A. Romich
                                    Assistant Treasurer

                               STATE STREET RESEARCH
                               INVESTMENT SERVICES, INC.


                               By: /s/ Kevin Wilkins
                                   -----------------------------
                                    Kevin Wilkins
                                    Executive Vice President